Exhibit 99.1

Media contact:	Investor Relations contact:
Alison von Puschendorf	Jason F. Thompson
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MeadWestvaco Reports First Quarter 2007 Results

New Land Management Group to be Established

RICHMOND, VA, May 2, 2007 – MeadWestvaco Corporation (NYSE: MWV) today reported a net loss in the first quarter of $16 million, or $0.09 per share. Included in the first quarter results were after-tax restructuring charges of $10 million, or $0.05 per share, primarily related to employee separation costs and facility closures. In connection with the company’s cost initiative, the company also incurred after-tax one-time costs of $3 million, or $0.02 per share. Sales in the first quarter were $1.55 billion, an increase of 8% compared to sales of $1.43 billion in the first quarter of 2006.

First quarter 2007 total operating profit from the company’s primary business segments increased 20% to $77 million, compared to $64 million in the prior year. In 2007, higher selling prices and improved productivity as well as the results from Calmar, the company’s plastic dispensing and sprayer technology business, more than offset lower volume and higher costs for energy, freight and raw materials.

“Our strategies to generate profitable growth in our core packaging businesses are working,” said John A. Luke, Jr., chairman and chief executive officer. “Pricing actions, an enhanced product mix and better overall productivity in the packaging businesses improved our operating performance compared to last year.

“We are responding to good demand in many of our key markets with an aggressive focus on execution and implementation of our strategies for profitable growth – including innovative product development and emerging markets expansion. With these efforts and continued price increases to offset cost inflation, we expect to generate meaningful improvements in all key performance metrics in 2007.”

Land Management Strategy

MeadWestvaco is establishing a new business unit to segment and manage higher-value opportunities for its United States land holdings. The new Land Management Group will generate long-term value and sustainable cash flow from enhancement strategies across MeadWestvaco’s land holdings in the United States – including converting land for uses such as conservation, recreation and development.

“With a focused business unit and experienced leadership, we will ensure that shareholders receive the full potential benefit of our valuable land holdings in growing areas across the southeastern United States,” continued Luke. “We will work to increase the value of these lands in a sustainable manner that fully considers the long-term needs of our communities.”

Quarterly Comparison

In the first quarter of 2006, MeadWestvaco had net income of $3 million, or $0.02 per share. These results included after-tax restructuring charges of $2 million, or $0.01 per share; after-tax one-time costs of $1 million, or $0.01 per share and after-tax gains on forestland sales of $2 million, or $0.01 per share.

Packaging Resources

In the Packaging Resources segment, operating profit in the first quarter of 2007 increased 4% to $55 million versus $53 million in 2006. Sales in the first quarter of 2007 were $714 million, a decline of 2% versus $727 million in 2006. Improved product pricing and productivity more than offset lower shipments, higher costs for energy and raw materials as well as expenses incurred for long-term maintenance activities at the Evadale, Texas, bleached board mill. Shipments were lower compared to the prior year due to a key customer’s supply chain optimization. During the first quarter of 2007, demand remained solid for bleached paperboard packaging with shipment growth continuing in the higher value markets for liquid aseptic packaging and tobacco packaging. Overall paperboard packaging pricing improved 5% year-over-year, reflecting the company’s pricing actions.

Consumer Solutions

In the Consumer Solutions segment, operating profit in the first quarter of 2007 was $20 million compared to $7 million in 2006. Sales in the first quarter of 2007 were $566 million compared to $462 million in 2006. Included in 2007 are results from Calmar, the plastic dispensing and sprayer technology business that was acquired in July 2006. Higher domestic selling prices and stronger demand from international markets in global beverage as well as cost and manufacturing productivity improvements across the segment were offset by lower profits in global media packaging mainly due to lower CD music volumes.

New leadership within the Consumer Solutions segment was announced in April 2007 to accelerate the company’s profit improvement initiative focused on growth and enhancing asset productivity. In April, Mark Cross, senior vice president, assumed direct oversight for the Consumer Solutions Group (CSG). Steve Scherger, previously vice president of corporate strategy, assumed the role of president, CSG Americas, with additional responsibility for the global strategy of the group.

Consumer & Office Products

In the Consumer & Office Products segment, first quarter 2007 operating loss was $2 million, compared to an operating loss of $5 million in 2006. Sales of $201 million increased 3% from $195 million in the prior year quarter. An enhanced product mix from the company’s focus on value-added products and manufacturing productivity improvements were offset by higher costs for raw materials, principally uncoated paper. A solid back to school season in the segment’s Brazilian business also contributed to improved results. This segment continues to be impacted by Asian-based imported products.

Specialty Chemicals

In the Specialty Chemicals segment, first quarter 2007 operating profit was $4 million compared to $9 million in 2006. Sales for the segment grew 3% to $117 million from $114 million in the first quarter of 2006. Improved pricing across all major product lines was more than offset by lower volumes and unfavorable product mix in the carbon business and by higher raw materials and manufacturing costs. The volume and profit decline in the carbon business is due to lower production levels at North American auto manufacturers. Increased raw material costs are due to increased costs for crude tall oil, the principal raw material used to make value-added pine chemicals. Crude tall oil prices have increased substantially compared to the comparable year-ago quarter.

Corporate and Other

Corporate and Other segment operating loss was $94 million in the first quarter of 2007 versus $62 million operating loss in 2006. Contributing to the increased loss in 2007 were restructuring charges and one-time costs that were $16 million higher in 2007 compared to 2006, and gains from the sales of corporate real estate of $11 million and transition services revenue of $5 million recorded in the prior year quarter.

Other Items

In the first quarter of 2007, prices for energy, raw materials and freight were approximately $32 million higher than the prior year quarter.

Cash flow from operations was nearly $100 million during the first quarter of 2007, down slightly from cash provided by operations of $104 million for the same period last year. Capital spending remained well below depreciation expense for both periods, but was $17 million higher than the first quarter of 2006 due to the addition of Calmar and investments for growth in emerging markets.

The annual effective tax rate for 2007 is estimated to be approximately 30%. The effective tax rate in the first quarter was lower than the estimated annual rate due primarily to the company’s adoption of FIN 48 and other discrete items.

MeadWestvaco paid a regular quarterly dividend of $0.23 during the first quarter, and on April 30, 2007, declared a quarterly dividend payable on June 1, 2007, to stockholders of record at the close of business on May 10, 2007.

Outlook

For the second quarter, MeadWestvaco expects solid year-over-year improvement in its Packaging Resources segment. Market demand is expected to remain steady during the second quarter of 2007 with shipments benefiting from the seasonally stronger selling period and from improved mill operating performance. The company also plans to continue to implement price increases to offset input costs, which remain at historically high levels.

MeadWestvaco’s Consumer Solutions segment is expected to show significant year-over-year operating profit improvement due to previously-announced cost and productivity actions and from the addition of Calmar. Partially offsetting these improvements are expected lower volumes in media packaging due to continued declines in sales of CD music.

While results should improve from the seasonally weak first quarter for MeadWestvaco’s Consumer & Office Products segment, operating profits are expected to continue to shift into the second half of the year as major customers place an emphasis on optimizing the overall supply chain. In the company’s Specialty Chemicals segment, increased demand for pine chemicals and improved pricing are expected to be more than offset by continued high raw materials costs, principally crude tall oil, and by continued weakness in the automotive carbon business.

Conference Call

MeadWestvaco will broadcast its first quarter analyst conference call today at 10:00 a.m. (EDT), with access available via Internet on the company’s website and by telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. Investors may participate in the live conference call by dialing 1 (800) 553-0351 (toll-free domestic) or 1 (612) 332-0923 (international); passcode: MeadWestvaco. Please call to register at least ten minutes before the conference call begins. A replay of the call will be available for one month via the telephone, starting at 1:30 p.m. (EDT) today and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 858439.

About MeadWestvaco

MeadWestvaco provides packaging solutions and products to many of the world’s best-known companies and most-admired brands. With a presence in more than 30 countries, our research, design, manufacturing and distribution capabilities serve leaders in the food and beverage, media and entertainment, personal care, home and garden, cosmetics and healthcare industries. We also have market-leading positions in our Consumer & Office Products and Specialty Chemicals businesses. In our values and in our operations, we act on the principle of sustainability – creating value for shareholders while fulfilling our environmental, social and economic responsibilities. MeadWestvaco manages all of its forestlands in accordance with internationally recognized forest certification standards, and we have been selected for the Dow Jones Sustainability Indexes for the third consecutive year.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings expected from the company’s cost reduction initiative; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or develop its forestlands; adverse results in current or future litigation; currency movements; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share data (Unaudited)

	First Quarter Ended March 31,
	2007	2006
Net sales	$1,552	$1,434

Cost of sales	1,309	1,217
Selling, general and administrative expenses	213	194
Interest expense	52	50
Other income, net	(5)	(29)

Income (loss) before income taxes	(17)	2
Income tax benefit	(1)	(1)

Net income (loss)	$(16)	$3

Net income (loss) per share, basic and diluted:	$(0.09)	$0.02

Shares used to compute net income (loss) per share[1]:
Basic	182.6	180.6
Diluted	182.6	181.1

[1]	Impact of dilutive shares not included for the quarter ended March 31, 2007, as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	At March 31, 2007	At December 31, 2006

Assets
Cash and cash equivalents	$212	$156
Accounts receivable, net	850	1,011
Inventories	793	715
Other current assets	354	133

Current assets	2,209	2,015

Property, plant, equipment and forestlands, net	4,242	4,523
Prepaid pension asset	932	920
Goodwill	813	851
Other assets	975	976

	$9,171	$9,285

Liabilities and shareholders’ equity
Accounts payable	$514	$552
Accrued expenses	582	702
Notes payable and current maturities of long-term debt	272	211

Current liabilities	1,368	1,465

Long-term debt	2,370	2,372
Other long-term obligations	777	738
Deferred income taxes	1,120	1,177
Shareholders’ equity	3,536	3,533

	$9,171	$9,285

Business Segment Information
In millions (Unaudited)
	First Quarter Ended March 31,
	2007	2006[1]
Sales
Packaging Resources	$714	$727
Consumer Solutions[2]	566	462
Consumer & Office Products	201	195
Specialty Chemicals	117	114
Corporate and other [3]	58	54

Total	1,656	1,552
Intersegment eliminations	(104)	(118)

Consolidated totals	$1,552	$1,434

Segment profit (loss)
Packaging Resources	$55	$53
Consumer Solutions[2]	20	7
Consumer & Office Products	(2)	(5)
Specialty Chemicals	4	9

Subtotal	77	64
Corporate and other [4]	(94)	(62)

Consolidated totals [5]	$(17)	$2

[1]	Prior period segment amounts have been presented to conform to the new segment structure adopted in the fourth quarter of 2006.
[2]	The results for 2007 include Calmar, acquired in July 2006.
[3]	Revenue included in Corporate and other includes specialty papers sales and timber sales of the forestry operation, and excludes proceeds from the sale of forestlands.
[4]

Corporate and other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring charges and one-time costs, pension income, interest expense and income and gains on asset sales.

[5]	Consolidated totals represent income (loss) before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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